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                                                                     EXHIBIT 19A



[TRUE VALUE COMPANY LOGO]

Notice of
TRUE VALUE'S 2005 ANNUAL STOCKHOLDERS'
MEETING AND PROXY STATEMENT


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[TRUE VALUE COMPANY LOGO]
8600 W. Bryn Mawr Avenue Chicago, IL 60631

January 20, 2005

Dear True Value Stockholder:

You are cordially invited to attend True Value Company's Annual Meeting of Stockholders on March 6, 2005, at 8:30 a.m. Eastern Standard Time. The meeting will be held at the Georgia World Congress Center, Atlanta, Georgia.

At the Annual Meeting, a vote is required to elect the ten named directors to serve until our 2006 Annual Meeting. If you will not be attending this year's Annual Meeting, please complete and return the enclosed proxy as soon as possible authorizing Directors Bryan R. Ableidinger, Michael S. Glode and Charles W. Welch to cast your votes.

Your vote is very important. You may cast your proxy vote in any of the following three ways: 1) by completing and signing the accompanying proxy card, and returning it in the envelope provided; 2) by telephone, using the instructions on your proxy card; or 3) by Internet, using the instructions on your proxy card. Please forward your proxy vote in any of these three ways prior to February 14, 2005.

For further information concerning individuals nominated for director, please read the proxy statement on the following pages.

We look forward to seeing you on March 6, 2005.

Thank you for your support of True Value.


Sincerely,


/s/ Cathy C. Anderson
Cathy C. Anderson
Corporate Secretary



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Notice of
ANNUAL MEETING OF STOCKHOLDERS
To Be Held Sunday, March 6, 2005

To the Stockholders of True Value Company:

The Annual Meeting of Stockholders of True Value Company, a Delaware Corporation, will be held at the Georgia World Congress Center, Atlanta, Georgia. The Annual Meeting is for the following purposes:

         1. To elect ten (10) directors to serve for a term of one (1) year, and until their successors are elected and qualified; and

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

Election of Directors - The Board of Directors has nominated for election the ten (10) nominees listed below.

                -        Bryan R. Ableidinger
                -        Laurence L. Anderson
                -        Michael S. Glode
                -        Thomas S. Hanemann
                -        Judith S. Harrison
                -        Kenneth A. Niefeld
                -        David Y. Schwartz
                -        Gilbert L. Wachsman
                -        Brian A. Webb
                -        Charles W. Welch

The shares represented by the proxy solicited by the Board of Directors will be voted in favor of the election of the above-named nominees unless otherwise indicated. The Board of Directors knows of no reason why any nominee for director will be unable to serve if elected.

If any nominee shall become unavailable for election, it is intended that such shares shall be voted for the election of a substitute nominee selected by the persons named as proxies on the enclosed proxy ballot.

Only stockholders of record of the Class A Common Stock of the Company at the close of business on January 5, 2005, are entitled to notice of, and to vote at, the Annual Meeting.


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For further information concerning individuals nominated for directors, you are respectfully urged to read the following pages.

Even if you plan to attend the Annual Meeting, please return your proxy by February 14, 2005. Sign, date and return the enclosed proxy to the company in the enclosed, stamped envelope, addressed to True Value Company, c/o ComputerShare Investor Services, P. O. Box A3800, Chicago, Illinois 60690-9608. Alternatively, Stockholders may cast their proxy vote either telephonically or electronically by following the instructions on their proxy card.

Your vote is very important.

You are urged to sign, date and return your proxy without delay to ensure its arrival in time for the Annual Meeting. This will help ensure the presence of a quorum at the meeting.

By Order of the Board of Directors,


/s/ Cathy C. Anderson
----------------------
Cathy C. Anderson
Corporate Secretary
Chicago, Illinois
Date of Mailing: January 20, 2005


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TRUE VALUE Directors

[PHOTO]

Bryan R. Ableidinger

Mr. Bryan Ableidinger, 56, was elected as a board member in 2000 and was named chairman of the board in 2003. He is also chairman of the legal committee. He is co-owner of Parkrose Hardware, Inc., with one True Value store located in Portland, Ore., and the other in Vancouver, Wash.

Mr. Ableidinger joined Cotter & Company, now True Value Company, in 1975. He holds a bachelor's degree in aeronautics and astronautics from the University of Washington. In addition, Mr. Ableidinger participated for six years at the masters level in The Strategic Coach Program, an organization that assists entrepreneurs in developing their businesses and becoming visionary in their leadership. He completed Visionary Leadership training as well as additional courses on leadership and business development.

Mr. Ableidinger served as a pilot in the U.S. Navy for seven years. He then flew for 12 years for Flying Tigers, a company that was acquired by Federal Express. Additional work experience includes land and building development.

[PHOTO]

Laurence L. Anderson

Mr. Laurence Anderson, 63, was elected as a board member in 2002 and was named vice chairman of the board in 2004. He currently serves on the audit committee, the legal committee and is chairman of the corporate governance committee. He is a consultant for Associated Wholesale Grocers, a $4.7 billion wholesale cooperative that serves more than 1,000 grocery stores in Arkansas, Missouri, Kansas, Kentucky, Oklahoma and Tennessee.

In 1999, he retired from Kmart Corp., where he was executive vice president and president of Super Kmart. During his tenure, he was responsible for logistics and distribution for the corporation including the operation of 102 super centers. From 1975 to 1997, Mr. Anderson held several positions at SuperValu, Inc., an Eden Prairie, Minnesota-based wholesale and retail food company, and served as executive vice president of the corporation and president of the retail food companies. He created SuperValu's "retail food group," consisting of several companies such as Save-A-Lot, Cub Foods, and Shop N Save operating more than 280 stores in four different formats. His background also includes positions with Supermarkets Interstate, a division of J.C. Penney, and Hinky Dinky Supermarkets.

Mr. Anderson attended Omaha University.

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TRUE VALUE Directors

[PHOTO]

Michael S. Glode

Mr. Michael Glode, 55, was elected as a board member in 2003 and currently serves on the corporate governance committee. He operates two True Value stores in Wyoming, one in Saratoga and the other in Rawlins.

He joined Cotter & Company, now True Value Company, in 1970. He has extensive board experience, including as chairman of the Wyoming State Board of Education and member of the National Assessment Governing Board, a body created by Congress to set policy for the National Assessment of Educational Progress.

Mr. Glode holds a bachelor's degree in business administration from Creighton University and a master's degree in finance from the University of Illinois.

[PHOTO]

Thomas S. Hanemann

Mr. Thomas Hanemann, 65, currently serves as True Value Company's interim president and chief executive officer. He was elected as a board member in 2002 and served on the audit committee from 2002 to 2004. He retired from AutoZone, the Fortune 500 national chain of auto parts stores, as president and as a member of its board of directors.

Mr. Hanemann worked as a pharmacist until 1974, and then began a career in retailing and wholesaling with Super D Drugstores, the drugstore division of Malone & Hyde, a large New York Stock Exchange grocery wholesaler. During his tenure, he expanded the company to more than 100 stores and increased its sales to $150 million. In 1983, while serving as Super D's president, he founded Ike's Deep Discount Drugstores, a high-volume-discount retail drug chain selling health and beauty aids at deeply discounted prices.

Mr. Hanemann holds a bachelor's degree in pharmacy from the University of Tennessee.


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TRUE VALUE Directors

[PHOTO]

Judith S. Harrison

Ms. Judy Harrison, 51, was elected as a board member in 2002 and currently serves on the audit and compensation committees. Ms. Harrison, a veteran retailer and wholesaler, has extensive experience building brands and guiding top-tier companies.

Ms. Harrison served as chief executive officer of Zanybrainy.com, and she served as president of Cigar Enterprises. In both organizations, her concept creation and focus on product mix quickly yielded bottom-line results. During her tenure as president and chief executive officer of The Monet Group, she led the organization from Chapter 11 bankruptcy to global leadership. In addition, Ms. Harrison led the turnaround of Liz Claiborne Handbags and served as chief executive officer of Yves Saint Laurent Parfums. In 2000, Ms. Harrison founded WayPoint Partners, Inc., a management consulting firm that provides strategic, operations and investment advice to a diverse client base.

She holds a bachelor of business administration degree and a master of business administration degree from the University of Wisconsin-Madison, where she currently serves on the board of advisors of the Business School. In addition, she participates as a member of the Young Presidents' Organization and is a trustee of the Village of Plandome, Long Island where she resides.

[PHOTO]

Kenneth A. Niefeld

Kenneth A. Niefeld, 62, was elected as a board member in 2004 and currently serves on the compensation committee. He operates True Value Hardware House in Annapolis, Maryland.

Mr. Niefeld joined Cotter & Company, now True Value Company, in 1974. Before opening his hardware business, he worked for the Internal Revenue Service as an accountant and assistant director of the Interagency Auditor Training Center.

He holds a bachelor's degree in accounting and a master of business administration degree from the University of Maryland. Recently, Mr. Niefeld completed courses for corporate directors in finance at the National Association of Corporate Directors and in compensation at Harvard Business School.


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TRUE VALUE Directors

[PHOTO]

David Y. Schwartz

Mr. David Schwartz, 64, was elected as a board member in 2002. He currently serves as chairman of the audit committee and is a member of the legal committee. Mr. Schwartz retired as a senior partner from Arthur Andersen in 1997. He now serves as a business advisor and consultant, principally in the retail, direct marketing and services industries.

Mr. Schwartz was with Arthur Andersen for 35 years where he had various responsibilities including managing partner of the Chicago office attest and business consulting practice, and worldwide leadership of the firm's retail industry activities.

Mr. Schwartz holds a bachelor's degree in business administration from Roosevelt University and is a Certified Public Accountant. He is also a member of the board of directors for Walgreen Co. and Foot Locker, Inc. and serves on the boards of several privately held companies.

[PHOTO]

Gilbert L. Wachsman

Mr. Gilbert Wachsman, 56, was elected as a board member in 2002. He currently serves on the corporate governance committee and is chairman of the compensation committee. Mr. Wachsman retired from Musicland Group, Inc. as vice chairman and director in 2001 when the company was acquired by Best Buy.

At Musicland, he played a key role in leading a turnaround of the $2 billion specialty retailer from near bankruptcy to record profits. From 1995-1996, Mr. Wachsman was a senior vice president of Kmart Corp. and was responsible for its $14 billion hardlines businesses. He ran Wachsman Management Consulting, a diverse turnaround consulting practice that handled projects for multi-billion dollar retail chains, from 1990-1995.

He holds a bachelor's degree in economics from Polytechnic Institute of New York. Mr. Wachsman is also a member of the board for Consignment Ventures, Inc. His past outside board experience includes Bounce Networks, Inc.; Universal International, Inc.; Title Wave Music and Video, Inc.; Cincinnati Microwave, Inc.; and National Association of Record Merchandisers.

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TRUE VALUE Directors

[PHOTO]

Brian A. Webb

Mr. Brian Webb, 48, was elected as a board member in 2004 and currently serves on the corporate governance committee. He operates two family-owned businesses in Wisconsin -Krueger's True Value, located in Neenah, and Grand Rental Station, located in Appleton. Mr. Webb's family joined Cotter & Company, now True Value Company, in 1951.

Mr. Webb has been in the retail hardware business for more than 30 years. He is currently a member of the board of directors for Future Neenah, Inc. and is a founding member and current president of the Neenah West Alliance. He served two terms as president of the Midwest Hardware Association and served on its audit committee as well. He also participated on True Value's Lumber and Building Materials Marketing Ad Council.

Mr. Webb attended the University of Wisconsin -Madison.

[PHOTO]

Charles W. Welch

Mr. Charles Welch, 54, was elected as a board member in 2003 and currently serves on the compensation and legal committees. He operates two True Value hardware stores in Vermont, one in South Royalton and the other in Woodstock. He joined Cotter & Company, now True Value Company, in 1974.

His board experience includes serving as chairman of Gifford Memorial Hospital and director of several financial institutions. Among his other qualifications, Mr. Welch is a master plumber.

Mr. Welch holds an associate's degree in aeronautical and space engineering from Wentworth Institute in Boston, Mass. Other business experience includes building and rental management and other small business endeavors.

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